Exhibit 23.2

Independent Registered Public Accounting Firm’s Consent

We consent to the incorporation by reference in the Registration Statement of Hall of Fame Resort & Entertainment Company on Form S-3 (File No. 333-266750), Form S-3 (File No. 333-259242), Form S-8 (File No. 333-272622), Form S-8 (File No. 333-270572) and Form S-8 (File No. 333-259202) of our report dated March 27, 2023, with respect to our audit of the consolidated financial statements of Hall of Fame Resort & Entertainment Company as of December 31, 2022 and for the year ended December 31, 2022, which report is included in this Annual Report on Form 10-K of Hall of Fame Resort & Entertainment Company for the year ended December 31, 2023.

/s/ Marcum llp

Marcum llp

New York, NY

March 25, 2024